Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-202789

Ford Motor Credit Company LLC

Final Term Sheet

3.470% Notes due 2021
Floating Rate Notes due 2021

3.470% Notes due 2021

Issuer:	Ford Motor Credit Company LLC

Trade Date:	February 28, 2018

Settlement Date:	March 5, 2018 (T+3)

Stated Maturity:	April 5, 2021

Principal Amount:	$500,000,000

Interest Rate:	3.470%

Benchmark Treasury:	2.250% due February 15, 2021

Benchmark Treasury Yield and Price:	2.423%; 99-16 ¼

Spread to Benchmark Treasury:	+105 basis points

Yield to Maturity:	3.473%

Price to Public:	99.988% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$498,690,000 (99.738%)

Interest Payment Dates:	Semi-annually on each April 5 and October 5, beginning October 5, 2018 (long first coupon)

Redemption Provision:	None.

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

CUSIP/ISIN:	345397YZ0 / US345397YZ01

Floating Rate Notes due 2021

Issuer:	Ford Motor Credit Company LLC

Trade Date:	February 28, 2018

Settlement Date:	March 5, 2018 (T+3)

Stated Maturity:	April 5, 2021

Principal Amount:	$250,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$249,375,000 (99.750%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+81 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	Three-month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on January 5, April 5, July 5 and October 5 of each year prior to the Maturity Date, commencing July 5, 2018

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on January 5, April 5, July 5 and October 5 of each year, commencing July 5, 2018 and ending on the Maturity Date (long first coupon)

Interest Payment Date Convention:	Modified Following, Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
SMBC Nikko Securities America, Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

CUSIP/ISIN:	345397YY3 / US345397YY36

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Barclays Capital Inc. at 1-888-603-5847, Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-4533 and SMBC Nikko Securities America, Inc. at 1-888-868-6856.